Exhibit 10.18

RESEARCH AGREEMENT

THIS INTERIM RESEARCH AGREEMENT (the “Agreement”), made and entered into as of this 23rd day of December, 2005, is by and between AGA MEDICAL CORPORATION, a Minnesota corporation (the “Company”), and DR. KURT AMPLATZ (“Researcher”).

RECITALS

A.          Researcher is the founder of the Company and was the inventor of the significant technology which constitutes the core of the Company’s business;

B.           Researcher assigned the patents for his inventions to certain pediatric cardiology medical devices and techniques and know-how to the Company, including, without limitation, those patents listed on Exhibit A attached to this Agreement (“AGA Patents”);

C.           The Company has engaged Researcher to provide research, development and consulting services to Company in the areas of pediatric and adult cardiology, interventional radiology and surgery and specifically in the areas related to the AGA Patents (the “Technology”) pursuant to an Interim Research Agreement between the Company and Researcher dated May 5, 2005 (the “Prior Agreement”); and

D.          The Company and Researcher desire to terminate the Prior Agreement and enter into this Agreement pursuant to which Researcher will provide research, development and consulting services to the Company under the terms and conditions set forth herein (the “Agreement”).

NOW, THEREFORE, in furtherance of the above Recitals and the mutual benefits to be gained by the Parties by entering into this Agreement, the Parties agree to the following terms and conditions:

1.)          Recitals.  The above Recitals are incorporated by reference as if fully set forth herein. Excepting the terms surviving termination pursuant to Paragraph 11 of the Prior Agreement, the Parties agree that the Prior Agreement shall be terminated and of no further force and effect upon the execution of this Agreement.

2.)          Scope of Engagement.  Company shall engage Researcher, during the term of this Agreement, to provide research, animal studies and related development and consulting services in the field of the Technology (the “Services”). The Services shall not include the provision of any products or services to any third parties without the express written consent of the Company. Researcher and Company agree that the Services will be provided at times and places convenient to the Researcher; provided, however, the Researcher shall be reasonably available to the Company at the Facility set forth herein. Researcher and Company agree that the Services will be accomplished in such a way as to not interfere with other research and development activities of the Researcher or the Company. At all times, the Researcher will provide the Services subject to and in accordance with all applicable governmental laws, rules, and regulations.

3.)            Researcher Expenses and Support.  During the term of this Agreement, the Company shall provide for the following:

(a)           Facility.  The Company will provide space, equipment, supplies, materials, utilities, insurance, maintenance, repair, cleaning and other requirements for the provision of a laboratory (the “Facility”) for Researcher at the Company’s facilities in Golden Valley, Minnesota. Researcher shall provide the Company with a list of equipment, supplies and materials required for the Facility, the provision of which shall be subject to the mutual agreement of the Researcher and the Company. The setup and location of the Facility shall be subject to the reasonable approval of Researcher. The Company shall provide any ongoing technology, materials or specialized studies or animals required by Researcher in the provision of Services in the Facility subject to the mutual agreement of the Researcher and the Company.

(b)           Personnel.  The Company shall provide Researcher with all personnel services and labor to support Researcher’s provision of Services in operating the Facility. With the exception of Amplatz, Researcher shall not employ any other employees or independent contractors in the performance of the Services herein. It is anticipated that two (2) current employees of the Company will provide support to Researcher in providing Services in the Facility. Additional employees or personnel will be added as reasonably required by Researcher. While supporting the provision of the Services of Researcher to the best of their abilities, all such support and employees shall be employees of the Company and subject to the direction of the Company at all times.

4.)            Fees and Expenses.

(a)           Fees.  For the provision of the Services hereunder, Researcher shall be paid the sum of Eighteen Thousand Three Hundred Thirty-Three and 33/100ths Dollars ($18,333.33) per month, payable in advance on the first day of every month during the term of this Agreement.

(b)           Reimbursement for Expenses.   Prior to the provision of any of the Services hereunder, Researcher shall provide to the Company all proposed costs and expenses anticipated to be incurred by Researcher in the performance of the Services and such proposed costs and expenses shall be subject to review and approval by the Company; and, upon such review and approval, all costs and expenses incurred by Researcher in the performance of the Services shall be paid by the Company. All reasonable costs and expenses incurred by the Researcher in the performance of the Services without prior review and approval by the Company shall be reimbursed to Researcher in the discretion of the Company. Proper documentation of all proposed and/or incurred costs and expenses of the Researcher herein shall be provided to the Company.

(c)           Other Expenses.  The Company shall reimburse Researcher for expenses incurred in entering into this Agreement, including reasonable attorneys’ fees and costs, and providing the Services hereunder.

(d)           Royalty.   In exchange for assignment of all of Researcher’s right, title and interest in and to any and all inventions, discoveries, designs, concepts, ideas, improvements, modifications or enhancements to any AGA Patents or relating to or arising out of the Technology that were conceived by Researcher prior to the date of the Prior Agreement, including all rights to and registration of patents, trademarks and copyrights therein, whether or not deemed patentable or copyrightable, from and after January 1, 2006, Researcher (or Researcher’s heirs, successors or assigns) shall receive quarterly, a royalty equal to two percent (2%) of the “Net Sales”, as defined in Section 9 hereof, from any commercial embodiments utilizing or otherwise incorporating in whole or in part the AGA Patents or the Technology that were conceived by Researcher and/or the Company prior to the date of the Prior Agreement. Royalties due pursuant to this paragraph shall be paid within thirty (30) days of the end of the calendar quarter in which the sales occurred and shall be accompanied by a written report that itemizes the number of units and the invoice price of the products and calculates the royalty fees due to the Researcher for that calendar quarter. The Company’s obligation to pay royalties pursuant to this subparagraph shall survive termination of this Agreement and shall continue for as long as any device or product utilizing the AGA Patents is sold by the Company or its affiliates, sublicenses, successors or assigns. All such products shall be sold and distributed under the name “Amplatzer” or “Amplatz”. The terms of Paragraph 9(d) shall apply to intellectual property registration under this Paragraph.

5.)          Noncompetition.  During the term of this Agreement and for eighteen (18) months after the termination of this Agreement, Researcher shall not, directly or indirectly, whether for Researcher or for any other person or entity i) own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which provides products or services in the United States competitive with the products and services of the Company or any of its parent, subsidiary or affiliated entities, or of any products or services contemplated or subject to active research and development by any of the entities herein; and ii) undertake any planning the result of which would otherwise constitute a violation of subparagraph 5i without regard to the time limitation set forth herein.

6.)          Nonsolicitation.  Each of Researcher and Amplatz agree that during the term of this Agreement and for a period of twelve (12) months immediately following the termination of this Agreement, neither Researcher nor Amplatz shall directly or indirectly, either on behalf of Researcher and/or Amplatz or any other person or entity, (i) solicit, induce, recruit or encourage any employees of the Company to leave their employment or attempt to solicit, induce, recruit, encourage or take away employees of the Company, or (ii) interfere in any manner with the contractual or employment relationship between the Company and any employee, customer or supplier of the Company or cause any such customer or supplier to cease doing business with, or reduce the amount of business it does with the Company.

7.)          Confidential Information.

(a)          For purposes of this Agreement, “Confidential Information” means any information received by one Party or its affiliate(s) (the Recipient Party) from another Party or its affiliate(s) (the Disclosing Party) relating to the Disclosing Party’s business which is not public, including but not limited to: (a) matters of a technical nature such as trade secret processes or devices, know-how, data, formulas, inventions (whether or not patentable or copyrighted), specifications and characteristics of products or services planned or being developed, and research subjects, methods and results; (b) matters of a business nature such as information about costs, profits, pricing, policies, markets, sales, suppliers, customers, product plans, and business concepts, plans or strategies; (c) matters of a human resources nature such as employment policies and practices, personnel, compensation and employee benefits; and (d) other information of a similar nature not generally disclosed to the public or readily ascertainable through public means. Such Confidential Information is the sole property of the Disclosing Party and constitutes confidential trade secrets of the Disclosing Party, to be held by the Recipient Party in trust and solely for the Disclosing Party’s own benefit

(b)         Researcher and the Company agree that, except as reasonably necessary in connection with the performance of this Agreement, the Recipient Party shall not disclose, publish, reproduce or make any use of any Confidential Information of the Disclosing Party without the express written consent of the Disclosing Party. Confidential Information does not include any information that: (i) enters the public domain other than by a breach of this Agreement; (ii) becomes known to the Recipient Party from a documented source other than the Disclosing Party, other than by the breach of an obligation of confidentiality owed to the Disclosing Party; (iii) of which the Disclosing Party authorizes the publication or disclosure in writing; or (iv) as may be required by law to be disclosed, but the Recipient Party shall first give a minimum of ten (10) days’ prior written notice to the Disclosing Party so that the Disclosing Party may seek a protective order limiting disclosure or requiring that the information and/or documents to be disclosed be used only for the purposes for which the order was issued.

(c)          Each Party will maintain Confidential Information received from the other Party in confidence, using the same degree of care which it uses to protect its own most confidential or proprietary information, but no less than a reasonable degree of care.

(d)         No Party will have any liability for disclosure of Confidential Information to a court or governmental body if it is required to be disclosed in order to comply with any statute, governmental regulation, order or decree of a court or other governmental body; provided however, that reasonable notice is given by the Party about to comply with such statute, regulation, order or decree to the other Party, allowing it to oppose disclosure or seek protection for such Confidential Information.

8).          Grant of License to AGA Patents.   Company hereby grants to Researcher a nonexclusive, nontransferable, royalty-free, limited license to make and use the inventions covered by or within the scope of any AGA Patents in connection with the performance of the Services. Researcher shall not sell or offer to sell any commercial embodiments of any inventions covered by the AGA Patents or attempt to sublicense any rights under the AGA Patents without the express written consent of the Company. This license grant shall terminate upon termination of this Agreement.

9).            Intellectual Property.

(a)           AGA Patents and Technology: Improvements and Inventions.  All right, title and interest to any and all inventions, discoveries, designs, concepts, ideas, improvements, modifications or enhancements to any AGA Patents or relating to or arising out of the Technology that are conceived by Researcher from and after the date of the Prior Agreement, including all rights to and registration of patents, trademarks and copyrights therein (hereinafter “Inventions”), whether or not deemed patentable or copyrightable by Researcher shall be considered works made for hire and shall be assigned by Researcher to the Company in exchange for continuing royalty payments equal to three percent (3%) of the Company’s “Net Sales” of any commercial embodiments utilizing or otherwise incorporating in whole or in part any Inventions (each an “Inventions Embodiment”). As use herein, “Net Sales” shall mean the gross revenues received or receivable by Company, its assignees, sublicensees, successors or its affiliates in respect of sales of Inventions Embodiments to independent third parties less (i) sales, use, value-added and excise taxes imposed and paid in respect of sales of Inventions Embodiments and included in the invoice price, (ii) import and export duties or fees, shipping and delivery charges, and other out-of-pocket expenses; and (iii) refunds for customer returns. Royalty fees due pursuant to this paragraph shall be paid within thirty (30) days of the end of the calendar quarter in which the sales occurred and shall be accompanied by a written report that itemizes the number of units and invoice price of the Inventions Embodiments sold, and calculates the royalty fees due to Researcher for that quarter. The Company obligations to pay royalties pursuant to this Agreement shall survive termination of this Agreement and shall continue for as long as any Improvement Embodiment is sold by the Company or its affiliates, sublicensees, successors or assigns.

(b)           Other Inventions. For any and all other inventions, discoveries, designs, concepts, ideas, improvements, modifications or enhancements conceived of by Researcher in connection with the provision of Services during the term of this Agreement that do not relate to or arise out of the AGA Patents or the Technology (“Other Inventions”). Researcher shall grant to Company a right of first refusal to license the Other Inventions (an “Offer”). The Offer shall include a description of the Other Inventions and shall include a proposed royalty rate. The Company shall have thirty (30) days after receipt of the Offer to license the Other Inventions on the terms set forth in the Offer. If the Company fails to exercise its right to license the Other Inventions within thirty (30) days of receipt of the Offer or fails to enter into a reasonable written license agreement with Researcher within sixty (60) days of receipt of the Offer, Researcher will be free to manufacture, market and sell embodiments of the Other Inventions on its own behalf or contact others to license the Other Inventions on terms equal to or more advantageous to the Researcher than the terms offered to Company. Researcher may not license or assign any Other Inventions on. terms more favorable to others than those offered to the Company unless such terms are first offered to the Company as set forth in this paragraph. In the event Researcher licenses or assigns any Other Inventions to any third party, Researcher shall pay to the Company one-half of all revenue received by Researcher pursuant to the same terms, including survival, set forth in Paragraph 9(a) herein.

(c)          Name.  All Inventions, Inventions Embodiments, Other Inventions and other devices or products developed by Researcher shall carry the name “Amplatz” or “Amplatzer” and every license executed pursuant to this Agreement shall so provide.

(d)         Intellectual Property Registration.  The Company shall take all reasonable and necessary action to protect the intellectual property associated with the Inventions, Inventions Embodiments, and Other Inventions to which the Company is entitled to or has exercised its rights under this Agreement, including proper application and registration of patents, trademarks, and copyrights thereon. Researcher shall cooperate with the Company, and shall take all reasonable and necessary action, to assist the Company to apply for and enforce the Company’s intellectual property rights herein. The Company shall pay all expenses associated with protecting the intellectual property set forth in this paragraph incurred by Researcher, including reasonable attorneys’ fees and costs. Researcher shall maintain adequate and current written records of all Inventions, Inventions Embodiments, and Other Inventions herein during the term of this Agreement and shall be made available to the Company for review and copying at all times. If the Company is unable because of Amplatz’ mental or physical incapacity or for any other reason to secure the Researcher’s or Amplatz’ signature to apply for or to pursue any application or registration of patents, trademarks, or copyrights herein, then the Researcher and Amplatz hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as the Researcher’s and Amplatz’ agents and attorneys in fact, to act for and in Researcher’s and Amplatz’ behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademark registrations or copyright registrations thereon with the same legal force and effect as if executed by the Researcher and Amplatz.

10).          Term and Termination. This Agreement shall commence on the date hereof and shall terminate five (5) years after the date hereof, unless previously terminated: (a) upon ninety (90) days written notice by the Company to Researcher; or (b) immediately upon a material breach of this Agreement by any Party hereto which is not cured within ten (10) days written notice to the breaching Party.

11).          Survival. The rights and obligations of Paragraphs 1, 4, 5, 6, 7, 8, and 9 of this Agreement shall survive and continue after any termination of this Agreement and will bind the Parties, their legal representatives, successors, and assigns for the time periods indicated or indefinitely where no time period is indicated.

12).          Relationship. This Agreement shall not render the Researcher an employee, partner, agent of, or joint venturer with the Company for any purpose. The Researcher is and will remain an independent contractor in his relationship to the Company.

13).          Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, if any, successors, and permitted assigns.

14).          Choice of Law and Venue. ALL DISPUTES, CLAIMS OR CONTROVERSIES ARISING OUT OF THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAWS. Each of the Parties hereto hereby irrevocably and unconditionally consents to the sole and exclusive jurisdiction of the courts of the State of Minnesota, county of Hennepin, and of the United States of America located in the State of Minnesota, county of Hennepin (“Minnesota Courts”) for any litigation among the Parties hereto arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, and waives any objection to the laying of venue of any such litigation in the Minnesota Courts and agrees not to plead or claim in any Minnesota Court that such litigation brought therein has been brought in any inconvenient forum or that there are indispensable parties to such litigation that are not subject to the jurisdiction of the Minnesota Courts.

15).          Headings. Paragraph headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents thereof.

16).          Waiver. Waiver by one Party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

17).          Assignment. Neither Party shall assign any of its obligations under this Agreement, or delegate the performance of any of its duties hereunder, without the prior written consent of the other Party.

18).          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or two (2) business days after deposited with the United States Postal Service, certified or registered mail, postage prepaid, return receipt requested, or one (1) business day after deposit with a nationally-recognized overnight delivery service, in each case addressed to the applicable address set forth on the signature page hereto.

If to Company:	Franck Gougeon
AGA Medical Corporation 682 Mendelssohn Avenue Golden Valley, MN 55427

With a required copy to:	Peter V. Rother, Esq.
AGA Medical Corporation 682 Mendelssohn Avenue Golden Valley, MN 55427

If to Researcher:	Dr. Kurt Amplatz
10 Evergreen Road
North Oaks, MN 55127

With a required copy to:	Frank I. Harvey, Esq.
Larkin Hoffman Daly & Lindgren Ltd. 1500 Wells Fargo Plaza
7900 Xerxes Avenue South
Minneapolis, MN 55431-1194
Attorney for Researcher and Amplatz

19).          Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the Parties hereto.

20).          Entire Understanding. This document and any exhibit attached constitutes the entire understanding and agreement of the Parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

21).          Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

22).          Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

COMPANY:		RESEARCHER:
AGA MEDICAL CORPORATION

By:	/s/ Franck Gougeon	/s/ Kurt Amplatz
	Franck Gougeon	Dr. Kurt Amplatz
Its:	President